Exhibit 99.2

CONTACTS:
Jeff Shanahan, President & CEO	Joe Hassett
CardConnect	GregoryFCA Communications
877.828.0720	610-228-2110
info@cardconnect.com	joeh@gregoryfca.com

CardConnect Completes Merger with FinTech Acquisition Corp.

FNTC is now CCN on NASDAQ

King of Prussia, Pa (August 1, 2016) — FinTech Acquisition Corp. (NASDAQ: FNTC) today announced that it completed the acquisition of CardConnect® LLC, a payment processing and technology solutions provider, on July 29, 2016. The transaction was approved by a vote of FinTech’s shareholders on July 28, 2016. FNTC’s Board of Directors had previously approved the transaction and recommended that FNTC’s stockholders vote in favor. CardConnect’s Board of Directors and stockholders had also previously approved the transaction.

With the closing of this transaction, CardConnect has become a wholly-owned subsidiary of FinTech Acquisition Corp., and FinTech has been renamed CardConnect Corp.

Its common stock will begin trading on August 1, 2016 on the NASDAQ under the symbol “CCN”.

CardConnect is an innovative and rapidly growing payment technology company, providing secure payment solutions to large enterprises and small to medium sized businesses. Its comprehensive platform for SMBs, CardPointe, offers mobile, terminal and integrated payment solutions with a full-service online management system. CardSecure®, a gateway integrated with the Oracle, SAP and JD Edwards ERP systems, secures transactions through data breach protection and PCI scope reduction. CardConnect also offers card-present and card-not-present PCI-validated point-to-point encryption (P2PE), and its patented tokenization engine surpasses the industry’s increasing security requirements.

Betsy Cohen, previously the chairman of the board of FinTech and a current member of the board of CardConnect, commented, “I am absolutely delighted with this merger and to be a part of the beginning of CardConnect’s new life as a public company. Chief Executive Officer Jeff Shanahan and his skilled and experienced management team have a strategy and plan to leverage this new platform to rapidly grow CardConnect in this large and fragmented market and in the process create value for its shareholders. I am thrilled to be part of what I believe will be one of the most exciting companies in a dynamic industry.”

Jeff Shanahan, President and Chief Executive Officer of CardConnect, stated, “We are extremely excited to have transitioned CardConnect to become an independent, public company. This merger creates opportunities for us to grow in many ways – from engaging with even more businesses to solve their evolving payment acceptance needs, to continuing to attract a talented and passionate team, and pursuing strategic, accretive acquisitions. Everyone at CardConnect looks forward to expanding our franchise by helping merchants of all sizes and creating value for our shareholders.”

Mr. Shanahan leads an experienced CardConnect management team, all of whom have extensive backgrounds in the electronic payments industry, including Chuck Bernicker, Chief Financial Officer, Patrick Shanahan, Chief Operating Officer, and Abe Marciano, Chief Information Officer, who recently joined the company from Braintree Payments. For more information on the CardConnect management team, visit investors.cardconnect.com.

About CardConnect

CardConnect is a leading provider of payment processing and technology solutions, helping more than 65,000 organizations – from independent coffee shops to iconic global brands – accept billions of dollars in card transactions each year. Since its inception in 2006, CardConnect has developed advanced payment solutions backed by patented, PCI-certified point-to-point encryption (P2PE) and tokenization. The company’s small-to-midsize business offering, CardPointe, is a comprehensive platform that includes a powerful reporting and transaction management portal which extends to a native mobile app. For enterprise-level organizations, CardSecure integrates omni-channel payment acceptance into several ERP systems – such as Oracle, SAP, JD Edwards and Infor M3 – in a way that minimizes PCI compliance requirements and lowers transaction costs.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on FNTC’s or CardConnect’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FNTC’s or CardConnect’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FNTC’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and FNTC and CardConnect undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.